Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Quantum Corporation and Subsidiaries for the registration of common stock and to the incorporation by reference therein of our report dated June 24, 2020, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Quantum Corporation’s Annual Report on Form 10-K for the year ended March 31, 2020, filed with the Securities and Exchange Commission.

/s/ Armanino LLP
San Ramon, California

November 25, 2020